EXHIBIT 99.1
STEWART INFORMATION SERVICES CORPORATION
DETAILS OF INVESTMENTS

March 31 and December 31	2009	2008
	($000 omitted)

Investments, at fair value, partially restricted:
Short-term investments	28,096	37,120
Municipal bonds	88,459	90,118
Corporate and utility bonds	164,553	175,244
Foreign bonds	120,298	122,360
U.S. Government bonds	100,793	126,871
Equity securities	15,467	16,097
Mortgage-backed securities	86	85

	517,752	567,895

The totals above are the sum of three separate line items on the condensed consolidated balance sheets contained herein as:

March 31 and December 31	2009	2008
	($000 omitted)

Short-term investments	28,096	37,120
Investments — statutory reserve funds	365,085	374,508
Investments — other	124,571	156,267

	517,752	567,895